Exhibit 99.1

INFORMATION

For Immediate Release
November 11, 2010
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS FOURTH QUARTER
AND FULL-YEAR FISCAL 2010 OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2011 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported fourth quarter and full-year fiscal 2010 net sales of $35.5 million and $143.0 million, respectively, decreases of 16% and 4%, respectively, from the same periods of the prior fiscal year;

•
reported fourth quarter and full-year fiscal 2010 operating income of $8.5 million and $41.1 million, respectively, decreases of 35% and 16%, respectively, from the same periods of the prior fiscal year;

•
reported fourth quarter fiscal 2010 earnings of $5.3 million, or $0.13 per diluted share, decreases of 40% and 41%, respectively, compared to the fiscal 2009 fourth quarter ($6.1 million, or $0.15 per diluted share, excluding the effect of transaction costs associated with the acquisition of the Bioline Group [non-GAAP financial measure - see reconciliation on page 7]);

•
reported full-year fiscal 2010 earnings of $26.6 million, or $0.65 per diluted share, decreases of 19% compared to fiscal 2009 ($27.9 million, or $0.68 per diluted share, excluding the effect of Bioline Group transaction costs [non-GAAP financial measure - see reconciliation on page 7]);

•	declared the regular quarterly cash dividend of $0.19 per share for the fourth quarter of fiscal 2010, (indicated annual rate of $0.76 per share);

•	announced the fiscal 2011 annual indicated cash dividend rate of $0.76 per share, the same as fiscal 2010; and

•	reaffirmed its fiscal 2011 guidance of per share diluted earnings between $0.77 and $0.82 on net sales of $165 million to $170 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
Net sales	$35,539	$42,461	-16%	$143,000	$148,274	-4%
Operating income	8,481	13,085	-3%5	41,138	48,779	-16%
Net earnings	5,322	8,930	-40%	26,647	32,759	-19%
Diluted earnings per share	0.13	0.22	-41%	0.65	0.80	-19%
Diluted earnings per share excluding effect of Bioline Group transaction costs (non-GAAP financial measure - see reconciliation on page 7)	$0.15	$0.22	-32%	$0.68	$0.80	-15%

	Sep. 30, 2010	Sep. 30, 2009
Cash and short-term investments	$37,879	$61,315
Working capital	79,873	100,395
Shareholders’ equity	137,361	137,905
Total assets	154,785	155,997

FOURTH QUARTER OPERATING RESULTS

Net sales for the fourth quarter of fiscal 2010 were $35,539,000, compared to $42,461,000 for the same period of the prior fiscal year, a decrease of 16%.  Net earnings for the fourth quarter of fiscal 2010 were $5,322,000, or $0.13 per diluted share, decreases of 40% and 41%, respectively, compared to the fourth quarter of fiscal 2009.  Diluted common shares outstanding for the fourth quarters of fiscal 2010 and 2009 were 41,154,000 and 41,253,000, respectively.  Excluding the effects of transaction costs associated with the acquisition of the Bioline Group, net earnings for the quarter totaled $6,144,000, or $0.15 per diluted share.

YEAR-TO-DATE OPERATING RESULTS

Net sales for the twelve months ended September 30, 2010 were $143,000,000, compared to $148,274,000 for the same period of the prior fiscal year, a decrease of 4%.  Net earnings for the twelve months ended September 30, 2010 were $26,647,000, or $0.65 per diluted share, decreases of 19% compared to the twelve months ended September 30, 2009.  Diluted common shares outstanding for the twelve months of fiscal 2010 and 2009 were 41,149,000 and 41,110,000, respectively.  Excluding the effects of transaction costs associated with the acquisition of the Bioline Group, net earnings for full-year fiscal 2010 totaled $27,887,000, or $0.68 per diluted share.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the fourth quarter ended September 30, 2010. The dividend is payable December 3, 2010 to shareholders of record on November 22, 2010.  The Board of Directors has approved the indicated regular quarterly cash dividend rate of $0.19 per share for fiscal 2011, an annual indicated rate of $0.76, the same as fiscal 2010. Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2011 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2011, management expects net sales to be in the range of $165 million to $170 million and per share diluted earnings to be between $0.77 and $0.82.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.1 million at fiscal 2010 year end to 41.3 million at fiscal 2011 year end.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2011.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At September 30, 2010, current assets were $94.0 million compared to current liabilities of $14.1 million, resulting in working capital of $79.9 million and a current ratio of 6.7.  Cash and short-term investments were $37.9 million and the Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FOURTH QUARTER AND FISCAL 2010 UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim and annual periods in fiscal 2010 and fiscal 2009 (in thousands, except per share data).

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
Net sales	$35,539	$42,461	$143,000	$148,274
Cost of sales	14,452	17,319	54,525	55,491
Gross profit	21,087	25,142	88,475	92,783

Operating expenses
Research and development	2,049	2,067	8,570	8,428
Sales and marketing	5,262	5,784	18,757	19,235
General and administrative	4,729	4,206	18,770	16,341
Bioline Group transaction costs	566	-	1,240	-
Total operating expenses	12,606	12,057	47,337	44,004

Operating income	8,481	13,085	41,138	48,779
Other income (expense), net	189	87	262	544
Income before income taxes	8,670	13,172	41,400	49,323
Income tax provision	3,348	4,242	14,753	16,564
Net earnings	$5,322	$8,930	$26,647	$32,759

Net earnings per basic common share	$0.13	$0.22	$0.66	$0.81
Basic common shares outstanding	40,543	40,539	40,515	40,390

Net earnings per diluted common share	$0.13	$0.22	$0.65	$0.80
Diluted common shares outstanding	41,154	41,253	41,149	41,110

The following table sets forth the unaudited operating segment data for the interim and annual periods in fiscal 2010 and fiscal 2009 (in thousands).

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
Net sales
U.S. Diagnostics	$22,002	$29,259	$92,020	$98,970
European Diagnostics	4,938	6,582	24,041	25,870
Life Science	8,599	6,620	26,939	23,434
	$35,539	$42,461	$143,000	$148,274
Operating Income
U.S. Diagnostics	$6,627	$10,597	$33,432	$39,490
European Diagnostics	578	964	3,367	4,459
Life Science	639	1,471	3,615	4,728
Eliminations	637	53	724	102
	$8,481	$13,085	$41,138	$48,779

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “Our performance in fiscal 2010 was disappointing and certainly did not meet expectations.  While we have communicated the reasons for the weakness, i.e., lack of a normal influenza season and multiple new competitors in our C. difficile business, we are not satisfied.  We have intensely focused on the efforts and programs that will drive future performance.  In doing so, we successfully launched illumigene® C. difficile in Q4, the first isothermal technology platform for amplifying DNA from a patient sample without requiring expensive instrumentation.  In addition, our HpSA® tests that help to diagnose stomach ulcers demonstrated mid-teens percentage growth based upon effective partnering with national reference labs and numerous managed care organizations.  Likewise, our E. coli and Campylobacter tests helped our foodborne testing category increase by over 30% versus the prior year.  Meridian Life Science finished fiscal 2010 in very good shape capped off by our Q4 acquisition of Bioline - The PCR Company.

As we enter fiscal 2011, our Plan and guidance is built around continuing strong growth in HpSA, foodborne and Life Science products and services.  Additionally, although we are still in the early phases of market launch, we have more than 125 new illumigene customers that are averaging a higher weekly testing volume than we had planned.  Finally, in our Plan we have reduced our expectations for influenza related tests in fiscal 2011.

With fiscal 2011 just beginning, we believe our Plan is built upon sustainable growth areas, an important new technology platform that can be expanded over the next five years, and our recent and accretive acquisition of Bioline.  We will continue to innovate through focused R&D programs that create solutions for enhancing laboratory efficiency and economically improving patient care.”

William J. Motto, Executive Chairman of the Board, said, "We are pleased with the initial market acceptance of our new illumigene molecular-based testing for C. difficile and look forward to introducing new diagnostic tests based on this technology.  Our objective is to develop illumigene into a full-fledged molecular-based growth platform that will complement our immunoassay tests. Also, I am pleased to report that the integration of our most recent acquisition, Bioline - The PCR Company, has gone very well and we look forward to its contribution to our life science business.  We are constantly looking for acquisitions that have the potential to add to our diagnostic and life science businesses on an accretive basis to earnings.  Although we took most influenza sales out of our guidance of sales and earnings to the financial community, we have a very good diagnostic test in Tru Flu® and stand ready to meet market demand if an influenza season develops.  We will continue to look for operating efficiencies, maintain a strong balance sheet, continue to pay cash dividends, and work to grow the business."

NON-GAAP FINANCIAL MEASURES

In this press release, we have provided information on net earnings and diluted earnings per share excluding the effect of costs associated with the acquisition of the Bioline Group noted above.  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of one-time transaction costs related to the acquisition of the Bioline Group; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share, and diluted earnings per share, with and without the Bioline Group transaction costs noted above, in the tables below for fourth quarter and full-year fiscal 2010.

FOURTH QUARTER AND FISCAL YEAR
GAAP TO NON-GAAP RECONCILIATION TABLES
(In Thousands, Except per Share Data)

	Three Months Ended September 30, 2010	Twelve Months Ended September 30, 2010
Net earnings -
US GAAP basis	$5,322	$26,647
Transaction costs for Bioline Group acquisition (including Q4 tax adjustment)	822	1,240
Excluding Bioline Group transaction costs	$6,144	$27,887

Basic earnings per share -
US GAAP basis	$0.13	$0.66
Transaction costs for Bioline Group acquisition (including Q4 tax adjustment)	0.02	0.03

Excluding Bioline Group transaction costs	$0.15	$0.69

Diluted earnings per share -
US GAAP basis	$0.13	$0.65
Transaction costs for Bioline Group acquisition (including Q4 tax adjustment)	0.02	0.03
Excluding Bioline Group transaction costs	$0.15	$0.68

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can also change expected results. One of Meridian's main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives generally.  The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

(end)